CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated November 22, 2004, relating to the financial statements and financial highlights which appear in the October 31, 2004 Annual Reports to Shareholders of the T. Rowe Price Institutional Foreign Equity Fund and the T. Rowe Price Institutional Emerging Markets Equity Fund (comprising T. Rowe Price Institutional International Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

February 24, 2005